WY Secretary of State
FILED: 10/16/2019 02:58 PM
Original ID: 2012-000624589
Amendment ID: 2019-002667033

ARTICLES OF AMENDMENT
OF
NATUR INTERNATIONAL CORP.

PURSUANT TO SECTIONS 17-16-1006, 17-16-1005 AND 17-16-602
OF THE WYOMING BUSINESS CORPORATION ACT

The undersigned, Paul Bartley and Ruud Huisman, do hereby certify that:

1. They are the Chief Executive Officer and Chief Financial Officer, respectively, of Natur International Corp., a Wyoming corporation (the "Corporation").

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock of the Corporation, (i) 2,469.131 of which have been designated as the Series A Convertible Preferred Stock, (ii) 15,789.473 of which have been designated as the Series D Convertible Preferred Stock, (iii) 56,423.387 of which have been designated as the Series E Convertible Preferred Stock. The Corporation also had designated (i) 100,000 shares of preferred stock of the Corporation as the Series B Convertible Preferred Stock and (ii) 78,832.399 shares of preferred stock of the Corporation designated as the Series C Convertible Preferred Stock, both of which have been converted into shares of common stock and the preferred shares returned to the status of authorized but unissued shares of preferred stock.

3. This Articles of Amendment amends Article IV of the second and amended and restated Articles of Incorporation, as stated below.

4. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors") on August 30, 2019 and, pursuant to Section 17-16-602 and the Articles of Incorporation of the Corporation, the Board of Directors is authorized, without shareholder approval to file this Articles of Amendment without obtaining the approval from the shareholders of the Corporation:

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock of the Corporation (the "Preferred Stock") and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new series of Preferred Stock, which shall consist of up to 49,342.105 shares of the Preferred Stock, which the Corporation has the authority to issue.

RECEIVED
OCT - 8 2019
WYOMING SECRETARY OF STATE

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a new series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to a new series of Preferred Stock as follows:

TERMS OF SERIES F CONVERTIBLE PREFERRED STOCK

49,342.105 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated the "Series F Preferred Stock" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends. Holders of the shares of the Series F Preferred Stock shall not be entitled to any dividends of any kind, unless and until the shares of Series F Preferred Stock have been converted into shares of the common stock, $.001 par value, of the Corporation ("Common Stock") and then paid only in respect of the Common Stock then held.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the rights of the Series A Convertible Preferred Stock, the Series D Preferred Stock, and Series E Preferred Stock of the Corporation have been satisfied, the holders of shares of the Series F Preferred Stock will be entitled to the payment of $30.40 for each share of Series F Preferred Stock that is issued and outstanding, to the extent that the Corporation has any available funds for such purpose or out of the available proceeds under Wyoming laws, as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full amount to which they shall be entitled under this section, the holders of shares of Series F Preferred Stock shall share ratably as to their series in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the shares were paid in full.

3. Voting. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series F Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series F Preferred Stock held by such holder will be convertible as of the record date (which amount is subject to the conversion limitations set out in Section 10 hereof) for determining shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series F Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis, together with any other series of Preferred Stock which has voting rights with the holders of the Common Stock.

4. Optional Conversion.

4.1 Conversion. Each share of Series F Preferred Stock shall be convertible, at any time and from time to time, from and after July 1, 2019 at the option of the holder thereof, into 1,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the series). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") without the payment of additional consideration by the holders thereof. Each Notice of Conversion shall specify the number of shares

of Series F Preferred Stock to be converted, the number of shares of Series F Preferred Stock owned prior to the conversion at issue, the number of shares of Series F Preferred Stock to be owned subsequent to the conversion at issue, and the date on which the conversion is to be effected, which date may not be prior to the date the holder delivers by facsimile, email or courier the Notice of Conversion to the Corporation (such date being a "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that the Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series F Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing the shares of Series F Preferred Stock promptly following the Conversion Date at issue. The Corporation will promptly issue to the holder the shares of Common Stock due on conversion of the Series F Preferred Stock.

4.2 No Fractional Shares of Common Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series F Preferred Stock. As to any fraction of a share which the holder would otherwise be entitled to purchase upon the conversion, the Corporation shall round up or down to the nearest next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection, nothing shall prevent any holder from converting fractional shares of Series F Preferred Stock.

4.3 Issuance of Common Stock. The issuance of the Common Stock on conversion of the Series F Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of the Common Stock, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any the Common Stock upon conversion in a name other than that of the holders of shares of Series F Preferred Stock, and the Corporation shall not be required to issue or deliver the Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of the tax or shall have established to the satisfaction of the Corporation that the tax has been paid. The Corporation shall pay all Transfer Agent fees required for processing of any Notice of Conversion and issuing the Common Stock upon conversion. If there are insufficient shares of Common Stock authorized and available to be issued to permit the optional conversion of the Series F Preferred Stock, then the conversion under the terms of the Notice of Conversion will be cancelled in its entirety, and the Corporation will not be obligated to honor the Notice of Conversion.

5. Mandatory Conversion.

The holders of the Series F Preferred Stock shall be subject to the following mandatory conversion of the Series F Preferred Stock:

5.1 Conversion Ratio. Upon the occurrence of a mandatory conversion event as set forth in Section 5.2 below, each share of Series F Preferred Stock shall be converted into 1,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock

dividend, stock split, combination or other similar recapitalization with respect to such class or series) without the payment of additional consideration by the holders thereof.

5.2 Mandatory Conversion. At any time that the shares of Common Stock underlying the Series F Preferred Stock are either (i) registered for resale with the U.S. Securities Exchange Commission under the Securities Act of 1933, as amended (the "'33 Act"), pursuant to an effective registration statement for which a current prospectus is available or (ii) eligible for resale pursuant to an exemption from registration under the '33 Act, each share of Series F Preferred Stock, if not previously converted into Common Stock, will convert, without any further action on the part of the holder, including no requirement of surrendering any certificate representing the Series F Preferred Stock, three Trading Days (such date being a "Conversion Date") following written notice from the Company at any time when (the following being the "Equity Conditions") for the ten (10) consecutive Trading Days prior to such notice (a) the closing price of the Company's common stock on the Trading Market (as defined herein) exceeds $0.0608 (such dollar amount subject to appropriate adjustment in the event of an adjustment of the conversion ratio set out in Section 6.1 of the Series F Preferred Stock) and (b) the dollar value of the common stock traded on the Trading Market (as defined herein) exceeds $200,000, provided that at such time there is a sufficient amount of authorized but unissued Common Stock available to be issued upon conversion in full of all the shares of Series F Preferred Stock. The Corporation undertakes to use its best efforts to adjust the number of authorized shares of Common Stock so as to permit the conversion of the Series F Preferred Stock as provided herein. If there are insufficient shares of Common Stock authorized and available to be issued to permit the conversion of the Series F Preferred Stock, then the mandatory conversion will take place on the fifth business day after the Corporation has increased the number of shares of authorized Common Stock so as to permit first the reservation of shares for conversion of the Series A Preferred Stock and the conversion of the Series D Preferred Stock, Series E Preferred Stock and this Series F Preferred Stock; provided that on such fifth business day the Equity Conditions have still been met and on such date the shares of Common Stock underlying the Series F Preferred Stock are either (i) registered for resale with the U.S. and Securities Exchange Commission under the '33 Act pursuant to an effective registration statement for which a current prospectus is available or (ii) eligible for resale pursuant to an exemption from registration under the '33 Act. "Trading Market" means any of the following markets or exchanges on which the Common Stock of the Company is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing). "Trading Day" means a day on which the principal Trading Market is open for business.

5.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up or down to the nearest next full share of Common Stock.

6. Adjustments for the Number of Shares of Common Stock.

6.1 Stock Dividend, Stock Split, Combination of Shares. If the Corporation shall at any time or from time to time after the issuance of the Series F Preferred Stock effect any stock dividend, stock split, combination, or other similar recapitalization with respect to the Common Stock and/or Series F Preferred Stock, the number of shares of Common Stock into which the Series F Preferred Stock is to convert will be equitably adjusted (as determined in

good faith by the Board of Directors of the Corporation) so as to maintain the proportionate ownership of the Common Stock immediately after the adjustment as immediately before the adjustment.

6.2 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series F Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any the reorganization, recapitalization, reclassification, consolidation or merger, each share of Series F Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series F Preferred Stock immediately prior to the reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to the transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series F Preferred Stock, to the end that the provisions set forth in this Section 6 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series F Preferred Stock.

6.3 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock into which the Series F Common Stock will be converted pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute the adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series F Preferred Stock a certificate setting forth the adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series F Preferred Stock is convertible) and showing in detail the facts upon which the adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series F Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to the holder a certificate setting forth the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series F Preferred Stock.

6.4 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series F Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each case, the Corporation will send or cause to be sent to the holders of the Series F Preferred Stock a notice specifying, as the case may be, (i) the record date for the dividend, distribution or right, and the amount and character of the dividend, distribution or right, or (ii) the effective date on which the reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series F Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon the reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of the exchange applicable to the Series F Preferred Stock and the Common Stock. The notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in the notice.

7. Redeemed or Otherwise Acquired Shares. Any shares of Series F Preferred Stock that are converted, redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and returned to the status of authorized but unissued shares of preferred stock and shall not be reissued, sold or transferred as Series F Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series F Preferred Stock following the conversion, redemption or acquisition.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series F Preferred Stock set forth herein may be waived on behalf of all holders of Series F Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series F Preferred Stock then issued and outstanding.

9. Notices. Any notice required or permitted by the provisions of this Section 9 to be given to a holder of shares of Series F Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Wyoming Business Corporation Act, and shall be deemed sent upon the mailing or electronic transmission.

10. Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series F Preferred Stock, and neither a holder nor the Corporation shall have the right to convert any portion of the Series F Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder's Affiliates, and any persons acting as a group together with such holder or any of such holder's Affiliates (such Persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series F Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series F Preferred Stock or warrants held) beneficially owned by such holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section, beneficial

ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section applies, the determination of whether the Series F Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and of how many shares of Series F Preferred Stock are convertible shall be in the sole discretion of such holder. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within one business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% (or, upon election by a holder prior to the issuance of any shares of Series F Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series F Preferred Stock held by the applicable holder. A holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series F Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the holder and the provisions of this Section shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such holder and no other holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series F Preferred Stock.

11. Mechanics of Conversion.

11.1 Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting holder the number of shares being acquired upon the conversion of the Series F Preferred Stock (the "Conversion Shares")

which, on or after the earlier of (i) the date such shares may be resold pursuant to an exemption from registration under the Securities Act, or (ii) the effective date of a registration statement under the Securities Act registering such shares for resale (the "Effective Date"), shall be free of restrictive legends and trading restrictions. On or after the earlier of (i) the one year anniversary of the issuance of the applicable shares of Series F Preferred Stock or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, "Standard Settlement Period" means the standard settlement period, expressed in a number of Trading Days, on the Corporation's primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

11.2 Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the holder any original Series F Preferred Stock certificate delivered to the Corporation and the holder shall promptly return to the Corporation the Conversion Shares issued to such holder pursuant to the rescinded Notice of Conversion.

11.3 Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the holder, if the Corporation fails for any reason to deliver to a holder the applicable Conversion Shares by the Share Delivery Date, and if after such Share Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount, if any, by which (x) such holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series F Preferred Stock equal to the number of shares of Series F Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under this Section. For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series F Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or

injunctive relief with respect to the Corporation's failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

******

RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer or the Chief Financial Officer, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Articles of Amendment in accordance with the foregoing resolutions and the provisions of Wyoming laws.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 18 st day of September 2019.

Name: Paul Bartley
Title: Chief Executive Officer

Name: Ruud Huisman
Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES F PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series F Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Natur International Corp., a Wyoming corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith certificates and opinions as may be reasonably required by the Corporation. No fee will be charged to the holders for any conversion, except for any transfer taxes.

Conversion calculations:

Date to Effect Conversion: ____

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: _________________________

Number of shares of Common Stock to be Issued: ____________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________

Address for Delivery: ______________________

or

DWAC Instructions, if possible:

Broker no: _________

Account no: ___________

[HOLDER]

By:____________________________________

Name:

Title: